                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ] Preliminary Proxy Statement          [_] Confidential, for Use of the
                                             Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      The Emerging Markets Income Fund Inc
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                     THE EMERGING MARKETS INCOME FUND INC
                               125 BROAD STREET
                           NEW YORK, NEW YORK 10004

                               -----------------

                               NOTICE OF SPECIAL
                            MEETING OF STOCKHOLDERS

                               -----------------

                                                              December 26, 2001

To the Stockholders:

   Notice is hereby given that a Special Meeting of Stockholders (the "Meeting") of The Emerging Markets Income Fund Inc (the "Fund") will be held at Salomon Brothers Asset Management Inc, 388 Greenwich Street, 26th Floor, Conference Room N, New York, New York, on Friday, February 1, 2002, at 9:00 a.m., New York time, for the purposes of considering and voting upon the following:

    1. The approval of a new Management Agreement between the Fund and Salomon Brothers Asset Management Inc ("SBAM") (Proposal 1);

    2. The approval of the retention by, and reimbursement to, SBAM of its costs incurred in connection with services rendered to the Fund for the period from November 28, 2000 until the date the new Management Agreement is approved by the Fund's stockholders (Proposal 2); and

    3. Any other business that may properly come before the Meeting.

   The close of business on December 18, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

                             By Order of the Board of Directors,

                             Christina T. Sydor,
                             Secretary

                               -----------------

Your vote is important to us, and we request that you give this proxy statement your immediate attention. To avoid unnecessary expense of further solicitation, we urge you to indicate voting instructions on the enclosed proxy, date and sign it and return it promptly in the envelope provided, no matter how large or how small your holdings may be.

                     INSTRUCTIONS FOR SIGNING PROXY CARDS

   The following general rules for signing proxy cards may be of assistance to you and avoid the time and expense to the Fund of validating your vote if you fail to sign your proxy card properly.

    1. Individual Accounts: Sign your name exactly as it appears in the registration on the proxy card.

    2. Joint Accounts: Either party may sign, but the name of the party signing should conform exactly to a name shown in the registration.

    3. All Other Accounts: The capacity of the individual signing the proxy card should be indicated unless it is reflected in the form of registration. For example:

      Registration                                 Valid Signature
      ------------                                 ---------------
      Corporate Accounts
      (1) ABC Corp.......................... ABC Corp.
                                             (by John Doe, Treasurer)
      (2) ABC Corp.......................... John Doe, Treasurer
      (3) ABC Corp.,
           c/o John Doe, Treasurer.......... John Doe
      (4) ABC Corp. Profit Sharing Plan..... John Doe, Trustee
      Trust Accounts
      (1) ABC Trust......................... Jane B. Doe, Trustee
      (2) Jane B. Doe, Trustee,
           u/t/d 12/28/78................... Jane B. Doe
      Custodial or Estate Accounts
      (1) John B. Smith, Cust.,
           f/b/o John B. Smith, Jr. UGMA.... John B. Smith
      (2) John B. Smith..................... John B. Smith, Jr., Executor

                     THE EMERGING MARKETS INCOME FUND INC
                               125 BROAD STREET
                           NEW YORK, NEW YORK 10004

                               -----------------

                                PROXY STATEMENT

                               -----------------

   This proxy statement is furnished in connection with a solicitation by the Board of Directors of The Emerging Markets Income Fund Inc (the "Fund") of proxies to be used at a Special Meeting of Stockholders of the Fund (the "Meeting") to be held at Salomon Brothers Asset Management Inc, 388 Greenwich Street, 26th Floor, Conference Room N, New York, New York on February 1, 2002, at 9:00 a.m., New York time (and at any adjournment or adjournments thereof) for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about December 26, 2001. Stockholders who execute proxies retain the right to revoke them in person at the Meeting or by written notice received by the Secretary of the Fund at any time before they are voted. Unrevoked proxies will be voted in accordance with the specifications thereon and, unless specified to the contrary, will be voted FOR each proposal. The close of business on December 18, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Each stockholder is entitled to one vote for each full share and an appropriate fraction of a vote for each fractional share held. On December 18, 2001, there were 4,050,854 shares of the Fund's Common Stock outstanding.

   In accordance with the Fund's By-Laws, the presence in person or by proxy of stockholders of the Fund entitled to cast at least a majority of the votes entitled to be cast shall constitute a quorum at the Meeting. In the event that a quorum is not present at the Meeting, or in the event that a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to a date not more than 120 days after the record date to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares represented at the Meeting in person or by proxy. The persons named as proxies will vote those proxies which they are entitled to vote FOR or AGAINST any such proposal in their discretion. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to any such adjournment if sufficient votes have been received for approval.

   Salomon Brothers Asset Management Inc ("SBAM"), whose principal business address is 388 Greenwich Street, New York, New York 10013, is the Fund's investment manager.

   PIMCO Advisors L.P. ("PIMCO Advisors"), whose principal business address is 888 San Clemente Drive, Suite 100, Newport Beach, California 92660, is the Fund's investment adviser.

                                  PROPOSAL 1

                       APPROVAL OF MANAGEMENT AGREEMENT

Introduction

   The Fund commenced operations on July 31, 1992. Since that time, SBAM has acted as investment manager to the Fund and has provided the Fund with investment management services pursuant to a Management Agreement between the Fund and SBAM (the "Agreement"). The Agreement was last approved by the Fund's stockholders on January 15, 1998 and was approved for continuance by a majority of the Fund's Board of Directors, including a majority of the Directors who are not "interested persons" (as defined in the Investment Company Act of 1940 (the "1940 Act")) (the "Independent Directors") on November 4, 1999. In November 2000, SBAM inadvertently did not schedule the approval of the continuation of the Agreement for action by the Board of Directors. As a result, the Agreement terminated on November 27, 2000 because the Board of Directors did not vote to continue the Agreement at that time. Therefore, SBAM has been performing the services of an investment manager since November 28, 2000 without a written contract having been approved by either the Board of Directors or the Fund's stockholders. At a meeting held December 3, 2001, the Board of Directors, including all of the Independent Directors, unanimously approved a new Management Agreement (the "Proposed Agreement"). The Proposed Agreement is identical to the Agreement except for the effective date and certain non-material changes.

   Section 15(a) of the 1940 Act provides that it shall be unlawful for any person to serve or act as an investment adviser of a registered investment company except pursuant to a written contract that has been approved by a majority of the investment company's stockholders. Therefore, the Fund's stockholders must approve the Proposed Agreement in order for SBAM to provide investment management services to the Fund. If approved by stockholders at the Meeting, the Proposed Agreement will become effective on the date of stockholder approval and will continue in effect for two years from its effective date. Thereafter, it will be subject to annual renewal by the Board of Directors or by the stockholders. A copy of the Proposed Agreement is attached as Exhibit A to this proxy statement, and is hereby submitted to stockholders for approval. Additional information regarding SBAM is provided in Annex A to this proxy statement.

Terms of the Proposed Agreement

   The terms of the Proposed Agreement, including the fees paid to SBAM, are identical to those of the Agreement, except for the effective date. For additional information regarding management fees, see "Compensation and Expenses," below. Pursuant to the Proposed Agreement, SBAM will manage and supervise the Fund's investment program and will provide certain compliance, administrative and clerical services to the Fund. In particular, the Proposed Agreement provides that SBAM will (a) make investment strategy decisions for the Fund, (b) manage the investing and reinvesting of the Fund's assets, (c) place purchase and sale orders on behalf of the Fund, (d) provide continuous supervision of the Fund's investment portfolio, and (e) provide or procure the provision of research and statistical data in relation to investing and other matters within the scope of the investment objectives and limitations of the Fund. In addition, under the Proposed Agreement, SBAM will provide administrative services to the Fund, including (a) compliance, record-keeping, reporting and preparation of proxies and shareholder reports, (b) coordination of the functions of the transfer agent, custodian, accountants, counsel and other parties, (c) clerical services, such as accounting services, and (d) shareholder services, including responding to shareholder inquiries.

   The Proposed Agreement provides that the Fund is responsible for all of its expenses and liabilities, except that SBAM is responsible for certain expenses in connection with maintaining a staff within its organization to furnish the above-named services to the Fund.

   As set forth more fully in the Proposed Agreement, the Proposed Agreement provides that, in the absence of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or reckless disregard by it of its obligations and duties under the Proposed Agreement ("disabling conduct"), SBAM shall not be liable to the Fund or its stockholders for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in the course of or in connection with the rendering of its services under the Proposed Agreement.

   The Proposed Agreement will have an initial term of two years, effective on the date that stockholders approve the Proposed Agreement, and thereafter will continue in effect for successive annual periods provided that its continuance is specifically approved at least annually by: (i) a majority of the Fund's Independent Directors; and (ii) the Fund's Board of Directors or the holders of a "majority of the outstanding voting securities" (as defined in the 1940 Act). The Proposed Agreement may be terminated, without penalty, on 60 days' notice by the majority of the Board of Directors, by a vote of the holders of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund, or by SBAM, and the Proposed Agreement will terminate automatically in the event of its "assignment" (as defined in the 1940 Act).

Compensation and Expenses

   Under the Proposed Agreement, the management fee as a percentage of average weekly net assets of the Fund would remain the same as it was under the Agreement. Pursuant to the Agreement, SBAM received for its services to the Fund monthly compensation at an annual rate of 0.70% of the average weekly net assets of the Fund. The management fee is paid by the Fund and includes compensation for administrative services. For the fiscal year ended August 31, 2001, the Fund paid SBAM $362,364 in management fees. A portion of that amount, representing SBAM's profit, has been reimbursed to the Fund as discussed under Proposal 2.

Evaluation by the Board of Directors

   At a meeting held on December 3, 2001, the Fund's Board of Directors, including the Independent Directors, approved the Proposed Agreement and recommends that stockholders of the Fund approve the Proposed Agreement. The Independent Directors were advised by their own counsel in connection with their review of the Proposed Agreement.

   As set forth under Proposal 2, the Board also approved, subject to stockholder approval, the retention by SBAM of its costs incurred in providing services to the Fund from November 28, 2000 to October 31, 2001, and the reimbursement to SBAM of its costs incurred in connection with services rendered to the Fund from November 1, 2001 to the date stockholders approve the Proposed Agreement.

   The Board determined that the approval of the Proposed Agreement is in the best interests of the Fund and its stockholders. The Board of Directors believes that the Proposed Agreement enables the Fund to obtain high-quality services at costs which it deems appropriate and reasonable. In connection with its review of the Proposed Agreement, the Board requested and reviewed, with the assistance of its own legal counsel, materials furnished by SBAM. These materials included financial statements as well as other written information regarding SBAM and its personnel, operations, financial condition and profitability.

   The Board focused primarily on the nature, quality and scope of the operations and services provided by SBAM to the Fund. The Board also considered SBAM's profitability with respect to the Fund and considered comparative fee information concerning other investment companies with similar investment objectives currently advised by SBAM. In connection with these considerations, the Fund's Board also compared the Proposed Agreement and similar arrangements by other investment companies, particularly with regard to levels of fees and the anticipated benefits of SBAM's continued relationship with the Fund. The Board confirmed that the Agreement and the Proposed Agreement, including the terms relating to the services to be performed thereunder by SBAM and the fees and expenses payable by the Fund, are identical in all material respects except for the effective date.

   In addition to these and other considerations, the Fund's Board considered possible alternatives to approval of the Proposed Agreement.

   Based upon its review of the above factors, the Board concluded that the Proposed Agreement is in the best interests of the Fund and its stockholders.

Additional Information Regarding the Fund's Investment Advisory Arrangements

   PIMCO Advisors, an investment management firm unaffiliated with SBAM, also provides investment advisory services to the Fund. The Fund entered into a separate Investment Advisory Agreement, dated May 5, 2000, with PIMCO Advisors, which was approved by the Fund's stockholders on February 24, 2000 (the "PIMCO Agreement") and which will continue in effect until May 5, 2002 and for annual terms thereafter, subject to annual approval by the Fund's Board of Directors or stockholders. The PIMCO Agreement will be unchanged by the Proposed Agreement. Pursuant to the PIMCO Agreement, PIMCO Advisors supervises the Fund's investment program, including advising and consulting with SBAM regarding the Fund's overall investment strategy. PIMCO Advisors also provides access to economic information, research and assistance to the Fund. Pursuant to the PIMCO Agreement, the Fund pays PIMCO Advisors annual fees in monthly installments at an annual rate of 0.50% of the Fund's average weekly net assets. For the fiscal year ended August 31, 2001, the Fund paid PIMCO Advisors $258,832 in fees under the PIMCO Agreement. Additional information regarding PIMCO Advisors is provided in Annex A to this proxy statement.

Required Vote

   As provided by the 1940 Act, approval of the Proposed Agreement will require the affirmative vote of a "majority of the outstanding securities" of the Fund, which means the affirmative vote of the lesser of: (a) 67% or more of the shares of the Fund entitled to vote thereon present or represented by proxy at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote thereon are present or represented by proxy; or (b) more than 50% of the total outstanding shares of the Fund entitled to vote thereon. For this purpose, abstentions and Broker Non-Votes (defined below) will be counted as shares present at the Meeting for quorum purposes but not voting and will have the same effect as votes cast against the Proposal. "Broker Non-Votes" are shares held in the name of a broker or nominee for which an executed proxy is received by the Fund, but are not voted on the Proposal because voting instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

   THE DIRECTORS OF THE FUND, INCLUDING THE INDEPENDENT DIRECTORS, RECOMMEND THAT THE STOCKHOLDERS OF THE FUND VOTE "FOR" PROPOSAL 1.

                                  PROPOSAL 2

 APPROVAL OF THE RETENTION BY, AND REIMBURSEMENT TO, SBAM OF COSTS INCURRED IN
                 CONNECTION WITH SERVICES RENDERED TO THE FUND

   As discussed in Proposal 1, the Agreement between SBAM and the Fund terminated on November 27, 2000. Therefore, SBAM has been performing the services of an investment manager since November 28, 2000 without a written contract having been approved by either the Board of Directors or the Fund's stockholders. SBAM has reimbursed to the Fund the difference between the fees it received since the date the Agreement terminated and the costs it incurred in rendering investment management services to the Fund. Furthermore, SBAM has received no compensation for its investment management services since November 1, 2001.

   The Board of Directors of the Fund ratified and approved, subject to stockholder ratification and approval, SBAM's retention of an amount equal to $217,796, which represents the costs incurred by SBAM in connection with services rendered to the Fund from November 28, 2000 to October 31, 2001, and reimbursement to SBAM in an amount representing the costs incurred by SBAM in connection with services rendered to the Fund from November 1, 2001 to the date of stockholder approval of the Proposed Agreement. For the period November 28, 2000 to October 31, 2001, SBAM earned approximately $360,000 in management fees. As noted above, SBAM has reimbursed to the Fund the excess of its fees over its costs for this period. The amount that would be reimbursed to SBAM for the period from November 1, 2001 to the date of stockholder approval will depend on the average weekly net assets of the Fund between November 1, 2001 and the date of such stockholder approval and cannot be calculated at this time. The costs incurred by SBAM from November 1, 2001 will be calculated using the same methodology used to determine the costs SBAM incurred in connection with services rendered to the Fund from November 28, 2000 to October 31, 2001.

Evaluation by the Board of Directors

   In its consideration of this matter, the Board reviewed all costs incurred by SBAM in connection with the services it rendered since November 28, 2000 as well as the methodology used to determine such costs. The Board was satisfied that SBAM retained no profit for this period. The Board considered that the amount of the reimbursement was fair and reasonable, that the intents and purposes of the 1940 Act were being met and that the Fund's stockholders were in no worse position than they would have been had the Agreement remained in effect. In particular, the Board considered that SBAM had provided and continues to provide the same level of management services to the Fund as it had prior to the termination, in conformity with the terms and conditions of the Agreement. Moreover, the Board has continuously monitored SBAM's performance of investment management services to the Fund, and has determined that these services were rendered to its satisfaction.

   As a result of the foregoing considerations, the Board ratified and approved, subject to stockholder ratification and approval, the retention by, and reimbursement to, SBAM of the costs it incurred in connection with services rendered to the Fund from November 28, 2000 to the date of stockholder approval of the Proposed Agreement.

Required Vote

   Ratification and approval of the retention by, and reimbursement to, SBAM of its costs incurred in connection with services rendered to the Fund will require the affirmative vote of the majority of votes cast by holders of the Fund's Common Stock present in person or represented by proxy. For purposes of this Proposal, abstentions and Broker Non-Votes will be counted as shares present at the Meeting for quorum but not voting purposes and will have the same effect as votes cast against the Proposal.

   THE DIRECTORS OF THE FUND, INCLUDING THE INDEPENDENT DIRECTORS, RECOMMEND THAT THE STOCKHOLDERS OF THE FUND VOTE "FOR" PROPOSAL 2.

                   PROPOSALS TO BE SUBMITTED BY STOCKHOLDERS

   All proposals by stockholders of the Fund which are intended to be presented at the Fund's next Annual Meeting of Stockholders to be held in 2002 must be received by the Fund for inclusion in the Fund's proxy statement and proxy relating to that meeting no later than August 15, 2002. Any stockholder who desires to submit a proposal at the Fund's 2002 Annual Meeting of Stockholders without including such proposal in the Fund's proxy statement must deliver written notice thereof to the Secretary of the Fund (addressed to The Emerging Markets Income Fund Inc, 125 Broad Street, New York, New York 10004) during the period from August 13, 2002 to September 13, 2002.

                               OTHER INFORMATION

   The Fund's Annual Report containing financial statements for the fiscal year ended August 31, 2001 is available, free of charge, by writing to the Fund (c/o Salomon Brothers Asset Management Inc) at the address listed on the front cover, or by calling toll-free 1-888-777-0102.

                            EXPENSES OF THE MEETING

   The expenses of the Meeting will be borne by SBAM. Proxies may be solicited personally by officers of the Fund and by regular employees of SBAM,

PIMCO Advisors or their affiliates, or other representatives of the Fund and by telephone or telegraph, in addition to the use of mails. Brokerage houses, banks and other fiduciaries may be requested to forward proxy solicitation material to their principals to obtain authorization for the execution of proxies, and will be reimbursed by SBAM for out-of-pocket expenses incurred for such activity. In addition, D.F. King & Co., Inc., a proxy solicitation firm, has been retained to assist in the solicitation of the proxy vote. It is anticipated that SBAM will pay D.F. King & Co., Inc. for such solicitation services an amount not to exceed $10,000 plus reasonable out-of-pocket expenses. Therefore, expenses of the Meeting will include costs of (i) preparing, assembling and mailing material in connection with the solicitation,
(ii) soliciting proxies by officers or employees, personally or by telephone or telegraph, (iii) reimbursing brokerage houses, banks and other fiduciaries and
(iv) compensating the proxy solicitor.

   D.F. King & Co., Inc. may call stockholders to ask if they would be willing to have their votes recorded by telephone. The telephone voting procedure is designed to authenticate stockholders' identities, to allow stockholders to authorize the voting of their shares in accordance with their instructions and to confirm that their instructions have been recorded properly. The Fund has been advised by counsel that these procedures are consistent with the requirements of applicable law. A stockholder voting by telephone would be asked for his or her social security number or other identifying information and would be given an opportunity to authorize proxies to vote his or her shares in accordance with his or her instructions. To insure that the stockholder's instructions have been recorded correctly, he or she will receive a confirmation of such instructions in the mail. The confirmation is a replica of the proxy card but with marks indicating how the stockholder voted, along with a special toll-free number which will be available in the event the stockholder wishes to change or revoke the vote. Although a stockholder's vote may be taken by telephone, each stockholder will receive a copy of this proxy statement and may vote by mail using the enclosed proxy card. If you have any questions or need assistance in voting, please contact D.F. King & Co., Inc. at its toll-free number, 1-800-549-6697.

                                OTHER BUSINESS

   The Board does not know of any other matter which may come before the Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the proxy to vote the proxies in accordance with their judgment on that matter.

December 26, 2001

                                                                        ANNEX A

Information Concerning SBAM

   SBAM is a corporation organized under the laws of Delaware on December 24, 1987 and is registered as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended. SBAM has served as investment manager and administrator to the Fund since commencement of the Fund's operations. As of December 31, 2000, SBAM and its worldwide investment advisory affiliates managed approximately $400 billion of assets.

   SBAM is an indirect wholly-owned subsidiary of Salomon Brothers Holding Company Inc, which, in turn, is a wholly-owned subsidiary of Citigroup Inc. The principal business address of each of the foregoing entities is 388 Greenwich Street, New York, New York 10013.

   The names, titles and principal occupations of the current directors and executive officers of SBAM are set forth in the following table.

           Name                   Title and Principal Occupation
           ----                   ------------------------------
Ross S. Margolies......... Member of the Board of Directors and Managing
                             Director
Peter J. Wilby............ Member of the Board of Directors and Managing
                             Director
Virgil H. Cumming......... Member of the Board of Directors
Wendy Murdock............. Member of the Board of Directors and Chief
                             Operating Officer for Retail Asset
                             Management
Heath B. McLendon......... Managing Director
Michael Fred Rosenbaum.... Chief Legal Officer
Jeffrey S. Scott.......... Chief Compliance Officer

   The business address of each of the directors and officers listed above is 388 Greenwich Street, New York, New York 10013.

Comparative Fee Information

   SBAM serves as an investment adviser, manager or sub-adviser to each of the investment companies listed below which have similar investment objectives to the Fund.

                                                Investment Advisory,
                                                   Management or       Approximate
                                                  Sub-Advisory Fee   Net Assets as of
                                                (as a percentage of    October 31,
                                                   average weekly          2001
                 Name of Fund                       net assets)       (in millions)
                 ------------                   -------------------- ----------------
The Emerging Markets Income Fund II Inc........        0.70%(1)           $245.9
The Emerging Markets Floating Rate Fund Inc....        0.65%(1)             45.7
Global Partners Income Fund Inc................        0.65%(1)            147.5
Salomon Brothers High Income Fund Inc..........        0.70%                46.4
Salomon Brothers High Income Fund II Inc.......        1.00%               705.1
Salomon Brothers Institutional Emerging Markets
  Debt Fund....................................        0.70%(2)             72.4
Salomon Brothers Worldwide Income Fund Inc.....        0.90%               156.8

--------
(1) Fee is paid by PIMCO Advisors out of its management fee and includes compensation for administrative services.
(2) SBAM has voluntarily agreed to limit the total expenses (including its advisory fees) of the Fund (exclusive of taxes, interest and extraordinary expenses, such as litigation and indemnification expenses) on an annualized basis, to 0.75% of the fund's average daily net assets.

Information Concerning PIMCO Advisors

   PIMCO Advisors was organized as a limited partnership under Delaware law in 1987. PIMCO Advisors' sole general partner is Allianz-PacLife Partners LLC. Allianz-PacLife Partners LLC is a Delaware limited liability company with two members, PIMCO Holding LLC, a Delaware limited liability company, and Pacific Asset Management LLC, a Delaware limited liability company. PIMCO Holding LLC's sole member is Allianz Asset Management of America LLC, a Delaware limited liability company which is a wholly-owned subsidiary of Allianz of America, Inc., which in turn is a wholly-owned subsidiary of Allianz AG. Allianz AG is a German-based insurance and financial services holding company and a widely-held publicly traded company in which Munchener Ruckversicherungs-Gesellschaft AG ("Munich Re"), a German re-insurance company and holding company for the Munich Re Group, maintains a shareholder interest, an investment they have held for many years. Because Munich Re currently owns in excess of 25% of the outstanding voting securities of Allianz AG, it is presumed to "control" Allianz AG within the meaning of the 1940 Act. On July 23, 2001, Allianz acquired substantially all of the outstanding shares of capital stock of Dresdner Bank AG, the ultimate parent company of Dresdner RCM, to create an integrated financial services firm (the "Allianz/Dresdner Transaction"). Munich Re is not expected to be involved in the management of Dresdner RCM. The Allianz/Dresdner Transaction makes Allianz AG one of the world's largest asset managers, with over $1 trillion in assets under management. Allianz AG's address is Koniginstrasse 28, D-80802, Munich, Germany. Pacific Asset Management LLC is a wholly-owned subsidiary of Pacific Life Insurance Company ("Pacific Life"), which is a wholly-owned subsidiary of Pacific Mutual Holding Company. Pacific Mutual Holding Company is a Newport Beach, California-based insurance holding company. Pacific Life's address is 700 Newport Center Drive, Newport Beach, California 92660.

   Allianz of America entered into a put/call arrangement for the possible disposition of Pacific Life's indirect interest in PIMCO Advisors. The put option held by Pacific Life will allow it to require Allianz of America, on the last business day of each calendar quarter following May 5, 2000, to purchase at a formula-based price all of the PIMCO Advisors' units owned directly or indirectly by Pacific Life. The call option held by Allianz of America will allow it, beginning January 31, 2003 or upon a change in control of Pacific Life, to require Pacific Life to sell or cause to be sold to Allianz of America, at the same formula-based price, all of the PIMCO Advisors' units owned directly or indirectly by Pacific Life.

   PIMCO Advisors is located at 888 San Clemente Drive, Suite 100, Newport Beach, California 92660 and 1345 Avenue of the Americas, New York, New York 10105. PIMCO Advisors and its subsidiary partnerships had approximately $284 billion of assets under management as of September 30, 2001.

   The names, titles and principal occupations of the executive officers of PIMCO Advisors are set forth in the following table.

       Name                Title and Principal Occupation
       ----                ------------------------------
Kenneth M. Poovey.. Managing Director and Chief Operating Officer
David C. Flattum... Managing Director and General Counsel
John C. Maney...... Executive Vice President and Chief Financial
                      Officer
Stephen J. Treadway Managing Director
James G. Ward...... Executive Vice President and Director of
                      Human Resources
Francis C. Poli.... Senior Vice President and Director of
                      Compliance
Udo Frank.......... Managing Director

   The business address of Messrs. Flattum, Maney and Ward is 888 San Clemente Drive, Suite 100, Newport Beach, California 92660. The business address of Messrs. Frank, Poli, Poovey and Treadway is 1345 Avenue of the Americas, New York, New York.

Payments to Affiliates of PIMCO Advisors by the Fund

   As of the date of this Proxy Statement, significant institutional shareholders of Allianz AG currently include Munich Reinsurance and HypoVereinsbank. Allianz AG in turn owns more than 95% of Dresdner Bank AG.

   Credit Lyonnais, Munich Reinsurance and HypoVereinsbank, as well as certain broker-dealers that might be controlled by or affiliated with these entities or Dresdner Bank AG, such as DB Alex. Brown LLC and Dresdner Klienwort Benson North America LLC (collectively, the "Affiliated Brokers"), may be considered to be affiliated persons of PIMCO Advisors and PIMCO. Absent an SEC exemption or other relief, the Fund generally is precluded from effecting principal transactions with the Affiliated Brokers, and its ability to purchase securities being underwritten by an Affiliated Broker or a syndicate including an Affiliated Broker is subject to restrictions. Similarly, the Fund's ability to utilize the affiliated brokers for agency transactions is subject to the restrictions of Rule 17e-1 under the 1940 Act. PIMCO does not believe that the restrictions on transactions with the Affiliated Brokers described above materially adversely affect its ability to provide services to the Fund, the Fund's ability to take advantage of market opportunities, or the Fund's overall performance.

Comparative Fee Information

   PIMCO Advisors currently serves as an investment adviser or manager to each of the publicly offered investment companies listed below which have similar investment objectives to the Fund.

                                            Investment Advisory,
                                               Management or       Approximate
                                              Sub-Advisory Fee   Net Assets as of
                                            (as a percentage of    October 31,
                                             average weekly net        2001
               Name of Fund                       assets)         (in millions)
               ------------                 -------------------- ----------------
The Emerging Markets Income Fund II Inc....        1.20%(1)           $245.9
The Emerging Markets Floating Rate Fund Inc        1.10%(2)             45.7
Global Partners Income Fund Inc............        1.10%(2)            147.5

--------
(1) PIMCO Advisors remits a portion of its fee to SBAM at an annual rate of 0.70% of the Fund's average weekly net assets.
(2) PIMCO Advisors remits a portion of its fee to SBAM at an annual rate of 0.65% of the Fund's average weekly net assets.

Additional Information Regarding Directors and Executive Officers of the Fund

   The names of the Fund's Directors and the number of shares of the Fund's Common Stock beneficially owned, directly or indirectly, on August 31, 2001 by each Director are set forth in the following table:

                                                                  Common Stock
                                                                   of the Fund
                                                                  Beneficially
                                                                     Owned,
                                                                   Directly or
                                                                 Indirectly, on
                                                                 August 31, 2001
                           Directors                                Shares(a)
                           ---------                             ---------------
Heath B. McLendon*                                                     205

Leslie H. Gelb                                                         100

Dr. Riordan Roett                                                      100

Jeswald W. Salacuse                                                    200

Stephen J. Treadway*                                                     0

--------
(a) No Director held more than 1% of the outstanding shares of the Fund's Common Stock as of August 31, 2001. Each Director has sole voting and investment power with respect to listed shares.
* "Interested person" as defined in the Investment Company Act of 1940, as amended.

   At August 31, 2001, Directors and officers of the Fund as a group owned beneficially less than 1% of the outstanding shares of the Fund's Common Stock. To the knowledge of management, no person owned of record or beneficially more than 5% of the Fund's shares of Common Stock outstanding at that date, except that Cede & Co., a nominee for participants in Depository Trust Company, held of record 3,886,843 shares, equal to approximately 96% of the outstanding shares of the Fund's Common Stock.

   Heath B. McLendon, Co-Chairman of the Board of Directors of the Fund, is also a Managing Director of SBAM and Salomon Smith Barney Inc., and President and Director of Smith Barney Fund Management LLC and Travelers Investment Advisers, Inc., each an affiliate of SBAM. Stephen J. Treadway, Co-Chairman of the Board of Directors of the Fund, is also Managing Director and Chief Executive Officer of PIMCO Funds Distributors LLC, an affiliate of PIMCO Advisors.

   Each of the executive officers of the Fund, listed below, are also officers or employees of SBAM. In addition to Messrs. McLendon and Treadway, the executive officers of the Fund presently are:

       Name                           Office
       ----                           ------
Peter J. Wilby        Executive Vice President
Thomas K. Flanagan    Executive Vice President
James E. Craige       Executive Vice President
Newton B. Schott, Jr. Executive Vice President
Lewis E. Daidone      Executive Vice President and Treasurer
Christina T. Sydor    Secretary

                                                                      EXHIBIT A

                     THE EMERGING MARKETS INCOME FUND INC
                             MANAGEMENT AGREEMENT

                                                                         , 2002

Salomon Brothers Asset Management Inc
388 Greenwich Street
New York, New York 10013

Dear Sirs:

   This will confirm the agreement between the undersigned (the "Fund") and you (the "Investment Manager") as follows:

      1. The Fund is a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund proposes to engage in the business of investing and reinvesting its assets in the manner and in accordance with the investment objectives and limitations specified in the Fund's Articles of Incorporation, as amended from time to time (the "Articles"), in the Registration Statement on Form N-2, as in effect from time to time (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") by the Fund under the 1940 Act and the Securities Act of 1933, as amended, and in such manner and to such extent as may from time to time be authorized by the Board of Directors of the Fund. Copies of the documents referred to in the preceding sentence have been furnished to the Investment Manager. Any amendments to these documents shall be furnished to the Investment Manager.

      2. The Fund employs the Investment Manager to (a) make investment strategy decisions for the Fund, (b) manage the investing and reinvesting of the Fund's assets as specified in paragraph 1, (c) place purchase and sale orders on behalf of the Fund, (d) provide continuous supervision of the Fund's investment portfolio, (e) provide or procure the provision of research and statistical data in relation to investing and other matters within the scope of the investment objectives and limitations of the Fund.

      3. (a) The Investment Manager shall, at its expense, (i) provide the Fund with office space, office facilities and personnel reasonably necessary for performance of the services to be provided by the Investment Manager pursuant to this Agreement, and (ii) provide the Fund with persons satisfactory to the Fund's Board of Directors to serve as officers and employees of the Fund, and (iii) provide the office space, facilities, equipment and personnel necessary to perform the following services for the
   Fund:

                                     Ex-1

   (A) SEC compliance, including record keeping, reporting requirements and preparation of registration statements and proxies; (B) supervision of Fund operations, including coordination of functions of the transfer agent, custodian, accountants, counsel and other parties performing services or operational functions for the Fund, (C) administrative and clerical services, including accounting services, development of new shareholder services and maintenance of books and records; and (D) services to Fund shareholders, including responding to shareholder inquiries and maintaining a flow of information to shareholders.

      (b) Except as provided in subparagraph (a), the Fund shall be responsible for all of the Fund's expenses and liabilities, including organizational expenses (which include out-of-pocket expenses, but not overhead or employee costs of the Investment Manager and PIMCO Advisors, L.P. ("the Investment Adviser")); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses incurred in connection with listing the Fund's shares on any stock exchange; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund's custodians, sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; fees of the SEC; expenses of registering or qualifying securities of the Fund for sale; freight and other charges in connection with the shipment of the Fund's portfolio securities; fees and expenses of non-interested directors; travel expenses or an appropriate portion thereof of directors and officers of the Fund who are directors, officers or employees of the Investment Manager or the Investment Adviser to the extent that such expenses relate to attendance at meetings of the Board of Directors or any committee thereof; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; litigation and other extraordinary or non-recurring expenses.

      4. As manager of the Fund's assets, the Investment Manager shall make investments for the Fund's account in accordance with the investment objectives and limitations set forth in the Articles, the Registration Statement, the 1940 Act, the provisions of the Internal Revenue Code of 1986, as amended relating to regulated investment companies, and policy decisions adopted by the Fund's Board of Directors from time to time. The Investment Manager shall advise the Fund's officers and Board of Directors, at such times as the Fund's Board of Directors may specify, of investments made for the Fund's account and shall, when requested by the Fund's officers or Board of Directors, supply the reasons for making such investments.

                                     Ex-2

      5. The Investment Manager is authorized to obtain research, analysis and other information and advice from the Investment Adviser under the terms of the Advisory Agreement. In addition, the Investment Manager may contract with or consult with such banks, other securities firms, brokers or other parties, without additional expense to the Fund, as it may deem appropriate regarding investment advice, research and statistical data, clerical assistance or otherwise.

      6. The Investment Manager is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities in which the Investment Manager or the Investment Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Investment Manager is further authorized, to the extent permitted by applicable law, to select brokers (including brokers affiliated with the Investment Manager or the Investment Adviser) for the execution of trades for the Fund.

      7. The Investment Manager is authorized, for the purchase and sale of the Fund's portfolio securities, to employ such securities dealers as may, in the judgment of the Investment Manager, implement the policy of the Fund to obtain the best net results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Consistent with this policy, the Investment Manager is authorized to direct the execution of the Fund's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Investment Manager to be useful or valuable to the performance of its investment advisory functions for the Fund. Information so received will be in addition to and not in lieu of the services required to be performed by the Investment Manager. It is understood that the expenses of the Investment Manager will not necessarily be reduced as a result of the receipt of such information or research.

      8. In consideration of the services to be rendered by the Investment Manager under this agreement, the Fund shall pay the Investment Manager a monthly fee in United States dollars on the first business day of each month for the previous month at an annual rate of 0.70% of the Fund's average weekly net assets, commencing on the effective date of this agreement. If the fee payable to the Investment Manager pursuant to this paragraph 8 begins to accrue before the end of any month or if this agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period

                                     Ex-3
   bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Fund's net assets shall be computed at the time and in the manner specified in the Registration Statement.

      9. The Investment Manager shall exercise its best judgment in rendering the services in accordance with the terms of this agreement. The Investment Manager shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Investment Manager against any liability to the Fund or its shareholders to which the Investment Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this agreement ("disabling conduct"). The Fund will indemnify the Investment Manager against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct by the Investment Manager. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Manager was not liable by reason of disabling conduct, or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Manager was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party directors"), or (b) an independent legal counsel in a written opinion. The Investment Manager shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. The Investment Manager shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Investment Manager shall provide security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Investment Manager will ultimately be found to be entitled to indemnification.

                                     Ex-4

      10. This agreement shall continue in effect until     , 2004 and
   thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or by the Fund's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Fund's directors who are not parties to this agreement or "interested persons" (as defined in the 1940
   Act) of any such party. This agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or by a vote of a majority of the Fund's entire Board of Directors on 60 days' written notice to the Investment Manager or by the Investment Manager on 60 days' written notice to the Fund. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

      11. Except to the extent necessary to perform the Investment Manager's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Investment Manager, or any affiliate of the Investment Manager, or any employee of the Investment Manager, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

      12. This agreement shall be governed by the laws of the State of New York.

                                     Ex-5

   If the foregoing correctly sets forth the agreement between the Fund and the Investment Manager, please so indicate by signing and returning to the Fund the enclosed copy hereof.

                             Very truly yours,

                             THE EMERGING MARKETS INCOME FUND INC

                             By: ______________________________________________
                                 Name:
                                 Title:

ACCEPTED:

SALOMON BROTHERS ASSET MANAGEMENT INC

By:____________________________
   Name:
   Title:

                                     Ex-6

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

==========================================================
THE EMERGING MARKETS INCOME FUND INC                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 and 2.
==========================================================


Mark box at right if an address change or comment has  [ ]                                                  For   Against   Abstain
been noted on the reverse side of this card.
                                                               1.  The approval of a new management         [ ]     [ ]       [ ]
                                                                   agreement between Salomon Brothers
                                                                   Asset Management Inc and the Fund.

                                                                                                            For   Against   Abstain

Mark box at right if you plan to attend the annual     [ ]     2.  The approval of the retention by, and    [ ]     [ ]       [ ]
meeting.                                                           the reimbursement to, SBAM of its costs
                                                                   incurred in connection with services
                                                                   rendered to the Fund for the period
                                                                   from November 28, 2000 until the date
                                                                   the new management agreement is
                                            --------------         approved by the Fund's stockholders.
Please be sure to sign and date this Proxy    Date
----------------------------------------------------------




                                                               The proxies are authorized to vote in their discretion on any other business as may properly come before the meeting or any adjournments.
                                                               RECORD DATE SHARES:
----Stockholder sign here-----Co-owner sign here----------

                                [Reverse of Card]

                      THE EMERGING MARKETS INCOME FUND INC

                SPECIAL MEETING OF STOCKHOLDERS, FEBRUARY 1, 2002

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Heath B. McLendon, Robert A. Vegliante, Lewis E. Daidone and Harris Goldblat, and each of them, the proxies for the undersigned, with full power of substitution and revocation to each of them, to represent and vote all shares of The Emerging Markets Income Fund Inc which the undersigned is entitled to receive and vote proxies at the Special Meeting of Stockholders of The Emerging Markets Income Fund Inc to be held at 388 Greenwich Street, 26th Floor, Conference Room N, New York, New York 10013 on Friday, February 1, 2002 at 9:00 a.m., New York time, and at any adjournments thereof.

Please indicate your vote by an "X" in the appropriate box on the reverse side. This proxy, if properly executed, will be voted in the manner directed by the stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2. Please refer to the Proxy Statement for a discussion of the Proposals.

--------------------------------------------------------------------------------
                PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                       PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
    Note: Please sign exactly as your name appears on this Proxy. If joint owners, EITHER may sign this Proxy. When signing as an attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title.
--------------------------------------------------------------------------------


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